Exhibit 10.6

November 14, 2017

By hand delivery

Alexander Y. Tokman
MicroVision, Inc.
6244 185th Avenue NE
Suite 100
Redmond, WA 98052

Dear Alexander:

As we have discussed, you have offered to resign your positions at the Company, as outlined below, and it is anticipated your employment with MicroVision, Inc. (the "Company") will terminate, effective as of December 31, 2017 (the "Separation Date"). This letter (the "Agreement") will confirm the terms concerning the remainder of your employment and your separation from the Company, as follows:

  Transition Period and Separation Date.

    For purposes of this Agreement, the earlier of December 31, 2017 or the date on which your employment actually terminates, if sooner, with the Company shall be referred to herein as the "Separation Date." Until the Separation Date, you will continue to be employed by the Company, as President, on a full-time basis. The period beginning November 13, 2017 and concluding on the Separation Date will be referred to as the "Transition Period." During the Transition Period, you will be employed as an at-will employee. The terms of the Employment Agreement between you and the Company, effective as of April 7, 2009 and amended as of March 27, 2012 (the "Employment Agreement") are hereby superseded by this Agreement, provided, however, that the provisions of the Employment Agreement that survive the termination of your employment will continue to apply to you, as set forth in Section 6 below.

  1. Upon signing this Agreement, you will resign your position as CEO and your role as a director. On the Separation Date you will resign your position as President. You agree that for the period of up to eighteen months following the Separation Date, you will make yourself reasonably available, on an as-needed basis, to assist the Company upon request.  Such assistance shall be limited to discrete transition matters and shall not amount to more than a de minmis amount of time during any given week and at a time and place mutually agreed to by you and the Company.

MicroVision, Inc.	6244 185th Avenue NE Suite 100 Redmond, WA 98052, USA	Tel Fax	(425) 936-6847 (425) 936-6997	microvision.com

  Final Salary and Vacation Pay. You will receive, on the Company's next regular payday following the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you earned but had not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement.

  Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, including your obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the "Release"), and your Continuing Obligations:

    The Company will pay you a monthly amount equal to $31,250 (which represents your monthly base salary at your final base rate of pay as of immediately prior to the Transition Period), for a period of eighteen (18) months following the Separation Date (the "Severance Period"). Payments will be made in the form of salary continuation in accordance with the Company's customary pay practices, and, consistent with Section 5(d) of the Employment Agreement and Code Section 409A(2)(B)(i), will begin on the next regular Company payday following the date that is six months after the Separation Date. The first payment will be retroactive to the day following the Separation Date and include any amounts that otherwise would have been paid between the Separation Date and the first payment date had the payments started at the beginning of the Severance Period.

    The Company will pay you an amount equal to $196,000 (which represents your target bonus amount for performance year 2017). Such amount will be paid on a pro rata basis during the Severance Period on the Company's payroll schedule, and, consistent with Section 5(d) of the Employment Agreement and Code Section 409A(2)(B)(i), will begin on the next regular Company payday following the date that is six months after the Separation Date. The first payment will be retroactive to the day following the Separation Date and include any amounts that otherwise would have been paid between the Separation Date and the first payment date had the payments started at the beginning of the Severance Period.

    If enrolled in the Company's group medical, dental and/or vision plans on the Separation Date, you and/or your eligible dependents may elect to continue your participation in those plans for a period of time pursuant to the federal law known as "COBRA" or similar applicable state law (together, "COBRA"). This election may be made whether or not you accept this Agreement. However, if you accept this Agreement and you and/or your eligible dependents timely elect to continue your participation in such plans, the Company will reimburse you a monthly amount equal to the amount it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for its active employees (the "Monthly Premium Payment"), until the earlier of (i) the end of the Severance Period or (ii) the date you and your eligible dependents are no longer entitled to coverage under COBRA or Company plans (the "COBRA Period").  Consistent with Section 5(d) of the Employment Agreement and Code Section 409A(2)(B)(i), Monthly Premium Payments will begin on the next regular Company payday following the date that is six months after the Separation Date and be payable each month thereafter.  The first payment will be retroactive to the day following the Separation Date and include any amounts that otherwise would have been paid between the Separation Date and the first payment date had the payments started at the beginning of the Severance Period. In addition to the Monthly Premium Payments, the Company will pay you an additional amount equal to the statutory minimum withholding applicable to the Monthly Premium Payment (the "Additional Amount") plus an amount equal to the statutory minimum withholding that applies to the Additional Amount (together with the Additional Amount, the "Tax Gross Up").  The Tax Gross Up will be paid on the same schedule as the underlying Monthly Premium Payment.

    The Company will accelerate the vesting and exercisability of 37,500 shares of the Company's common stock subject to the Company stock option granted to you on February 8, 2017, effective as of the Separation Date, which shares represent the number of shares subject to such Company stock option that otherwise would have vested and become exercisable on February 8, 2018 had you remained employment with the Company through such date under the original terms of such stock option.

  Acknowledgement of Full Payment and Withholding.

    You acknowledge and agree that, except as required by law, the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

  Status of Employee Benefits, Paid Time Off and Expenses.

    Except for any right you may have to continue your participation and that of your eligible dependents in the Company's medical, dental, and vision plans under COBRA and except as provided for in Section 3(c) of this Agreement, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

    Within sixty (60) days following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

    Except as set forth in Section 3(d) of this Agreement, your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Separation Date shall be governed by the applicable stock option plan and any agreements or other requirements applicable to those options.

  Continuing Obligations, Confidentiality and Non-Disparagement.

    Subject to Section 8(b) of this Agreement and applicable law, you acknowledge that you continue to be bound by your obligations under the Employment Agreement that survive the termination of your employment, including without limitation your obligations set forth in Sections 7-11 and 13 thereof (collectively, the "Continuing Obligations"). For the avoidance of doubt, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

    Subject to Section 8(b) of this Agreement, and except as otherwise required by law, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

    Subject to Section 8(b) of this Agreement and applicable law, you agree that you will never disparage or criticize any of the Released Parties (as defined below), the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could harm the interests or reputation of the Company or any of its Affiliates. The Company, in turn, agrees that it will never disparage or criticize you, your professional standing, your role with the Company, or otherwise, and that it will not otherwise do or say anything that could harm your personal or professional interests or reputation. You understand that the Company's obligations under this Section 6(c) relate only to the Company's officers and directors.

  Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all Company keys, access cards, credit cards, computer hardware and software (with exception of your Company-issued MacBook laptop computer, which you are being permitted to keep), telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its

  Affiliates. Recognizing that your employment with the Company will terminate as of the Separation Date, you agree that you will not, except as requested or otherwise agreed to by the Company in connection with any transition assistance, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you agree to disclose to the Company, on or before the Separation Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

  General Release and Waiver of Claims.

    In exchange for the special severance benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or un-accrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment, its termination, your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Washington Minimum Wage and Wage Payment Acts, the Washington Industrial Welfare Act, the Washington Law Against Discrimination, the Washington Family Leave Act, and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time, (collectively, the "Claims"), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the "Released Parties"), from, and you hereby waive, any and all such Claims.

    This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as discussed below) or any indemnification rights available under any indemnification agreement signed by you with the Company, Company Bylaws, or otherwise under applicable law.

    This Agreement, including the general release and waiver of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(b) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

    You agree to sign the Release by the later of five (5) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date). You further agree that the signed and unrevoked Release is an express condition to your receipt and retention of the severance benefits described in Section 3 above.

    You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging in any Protected Activity. For purposes of this Agreement, "Protected Activity" shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company.

  Miscellaneous.

    This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings related to the subject matter of this Agreement, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, as may be modified herein, and any indemnification agreement signed by you with the Company, all of which shall remain in full force and effect in accordance with their terms.

    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a member of the Compensation Committee of the Company or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

    The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and of the Continuing Obligations.

    The Company agrees to promptly pay reasonable legal fees and related expenses, not to exceed $15,000, incurred by you in connection with the drafting, negotiation and execution of this Agreement.

    This is a Washington contract and shall be governed and construed in accordance with the laws of state of Washington, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the state of Washington in connection with any dispute arising out of this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date that you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the 21-day consideration period will not be reset. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
MicroVision, Inc.

By: _______________________________
Name:
Title:

Accepted and agreed:

Signature: ____________________________
Alexander Y. Tokman

Date: ____________________________

Exhibit A
Post-Employment General Release and Waiver of Claims
November 14, 2017

For and in consideration of certain benefits to be provided to me under the Separation and Transition Agreement between MicroVision, Inc. (the "Company") and me, dated as of November 14, 2017(the "Agreement"), which are conditioned on my signing this General Release and Waiver of Claims (this "Release of Claims") and on my compliance with the Continuing Obligations, and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the "Released Parties"), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the Washington Minimum Wage and Wage Payment Acts, the Washington Industrial Welfare Act, the Washington Law Against Discrimination, the Washington Family Leave Act, and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time, (collectively, the "Claims"), through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing in this Agreement prohibits me from engaging in any Protected Activity. For purposes of this Release of Claims, "Protected Activity" shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"). I understand that in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company.

I represent and warrant that, in accordance with Section 7 of the Agreement, I have returned to the Company any and all Documents and other property of the Company and its Affiliates that I had in my possession, custody or control on the date my employment with the Company terminated and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials or information.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. I further acknowledge that I may not sign this Release of Claims prior to the Separation Date (as such term is defined in the Agreement). In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any person to whom reference is made in Section 6(b) of the Agreement; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Compensation Committee prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

This Release of Claims constitutes the entire agreement between the Company and me and supersedes all prior and contemporaneous communications, agreements and understandings regarding the subject matter of this Release of Claims, whether written or oral, with respect to my employment, its termination and all related matters, excluding only the Agreement and the Continuing Obligations (as such term is defined in the Agreement), as may be modified by the Agreement, which shall remain in full force and effect in accordance with their terms. This Release of Claims may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and a member of the Compensation Committee of the Company or its expressly authorized designee.

Accepted and agreed:

Signature: ____________________________
Alexander Y. Tokman

Date: ___________________